Exhibit 2.7

                   State of Delaware

                  Secretary of State

       Division of Corporations

Delivered 11:59 AM 03/01/2012

FILED 11:59 AM 03/01/2012

SRV 120263849 - 4321193 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First: That a meeting of the Board of Directors of PureSpectrum, Inc. resolution were duly adopted setting forth a proposed amendment to be advisable The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amending by changing the Article thereof numbered “4” so that, as amended said Articles share be Article 4: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Five Billion (5,000,000,000) shares, consisting of (a) Five Billion (5,000,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock") and (b) Fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock”), which the Preferred Stock shall be issuable in one or more series and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and the restrictions imposed upon the shares of each class are as follows:

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was dully called and held upon notice in accordance with Section 222 at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed the 1st Day of March, 2012.

By: /s/ Cedric Atkingon

Name: Cedric Atkinson

Title: CEO